                                                                   Exhibit 10.2

PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. SUCH PORTIONS ARE DESIGNATED "[***]".


      THIS FIXED POINT MICROWAVE SERVICES AGREEMENT is made and entered into as of the 30th day of January, 1998 (the "Effective Date"), by and between Pathnet, Inc. ("Pathnet"), a Delaware corporation and Northern Indiana Public Service Company ("Incumbent"), an Indiana corporation (collectively, the "Parties" and each, a "Party".

                                   WITNESSETH:

      WHEREAS, Pathnet is engaged in the business of creating high capacity, digital, microwave communications systems for purposes of marketing and selling the excess long distance telecommunications capacity created by such systems;

      WHEREAS, Incumbent is the owner and operator of an existing analog and digital microwave telecommunications system; and

      WHEREAS, Incumbent desires to engage Pathnet as, and Pathnet desires to act as, Incumbent's sole representative for the purpose of (i) installing, managing, and operating a high capacity digital microwave system along Incumbent's current microwave paths and (ii) marketing and selling any Excess Capacity created by such high capacity digital microwave system.

      NOW, THEREFORE, in consideration of the mutual promises contained herein, the Parties agree as follows:

SECTION 1. DEFINITIONS

      1.1 Definitions: As used in this Agreement, the following terms shall have the meanings indicated:

            1.1.1 1/0 Multiplexer: Any device that multiplexes capacity between the DS-l and the DS-O levels.

            1.1.2 1 x 1: A microwave radio configuration consisting of a primary and a protect radio.

            1.1.3 Affiliate: With respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with such Person. For the purposes of this definition, "control" (including the terms "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

            1.1.4 Agreement: This Fixed Point Microwave Services Agreement, including the Schedules and Exhibits attached hereto, as the same may be amended, supplemented or modified in accordance with the terms hereof.

            1.1.5 Alarm and Event Report: As defined in Section 7.7 of Schedule
      A.

            1.1.6 Amended Schedule B: As defined in Section 18.15.

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            1.1.7 Arbitration Association: As defined in Section 17.2.3.

            1.1.8 Arbitration Rules: As defined in Section 17.2.3.

            1.1.9 As-Built Drawing: As defined in Section 4.1.4 of Schedule A.

            1.1.10 Assignment Documents: As defined in Section 8.6.1.

            1.1.11 Available Excess Capacity: The total Pathnet Excess Capacity available (and not allocated) for use or sale on the System at any given time from Commissioning through the Expiration Date.

            1.1.12 Bit Error Rate: ("BER") shall mean the percentage of received bits in error compared to the total number of bits received.

            1.1.13 Breaching Party: As defined in Section 17.1.2.

            1.1.14 Business Day: Any day other than a Saturday, a Sunday, or a day on which the banking institutions in either New York, New York, or the city and state in which the principal executive offices of Pathnet within the United States are located, are not open for business.

            1.1.15 Capacity Expansion: An increase in telecommunication channels a System is able to transmit, receive and transport above those created by the installation of the Initial System, achieved by an addition to or change in equipment. Capacity Expansion does not include the expansion to new Sites or the creation of new Segments.

            1.1.16 Capacity Expansion Requirements: As defined in Section 7.1 of Schedule A.

            1.1.17 Capacity Expansion Schedule: As defined in Section 7.1 of Schedule A.

            1.1.18 CERCLA: Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 6901 et seq., as amended.

            1.1.19 Channel Plan: As defined in Section 1.1 of Schedule A.

            1.1.20 Commissioning: With respect to each Path or Segment, the date on which the circuits of such Path or Segment are available for service after completion of all required site acceptance testing on the Initial System or any Capacity Expansion.

            1.1.21 Customer Agreements: As defined in Section 9.5.1.

            1.1.22 Cutover Plan: As defined in Section 4.1.1 of Schedule A.

            1.1.23 DS-0: 64,000 bits per second; The world-wide standard speed for digitizing one voice conversation using pulse code modulation, which is approximately equivalent to a single voice or data channel.


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            1.1.24 DS-1: 24 DS-0's.

            1.1.25 DS-3: 672 DS-0's or 28 DS-1's.

            1.1.26 Deficiency List: As defined in Section 5.7 of Schedule A.

            1.1.27 Dispute: As defined in Section 17.2.1.

            1.1.28 Drop and Insert: That process wherein a part of the information carried in a transmission system is demodulated (dropped) at an intermediate point and different information is entered (inserted) for subsequent transmission.

            1.1.29 Effective Date: As defined in the introductory paragraph of this Agreement or the date of any Amended Schedule B, as the context indicates.

            1.1.30 Encumbrances: Any security interests, mortgages, liens, pledges, charges, claims, easements, reservations, restrictions, clouds, equities, rights of way, options, rights of first refusal and other encumbrances whether or not relating to the extension of credit or the borrowing of money. To "Encumber" shall mean to effect any Encumbrance.

            1.1.31 Equipment: Any and all digital microwave radios, radio components, cards, antennas, waveguides, multiplexers, software and other equipment or parts required for the operation of the System provided and installed by Pathnet as set forth on Exhibit A-1 to Schedule A.

            1.1.32 Error Free Second: ("EFS") Any one-second time interval which does not contain a measurable bit error. (This term may be expressed as a percent EFS by taking the ratio of non-errored to total seconds and multiplying by 100.)

            1.1.33 Errored Seconds: ("ES") Any one-second interval during which one or more bit errors occurs. (For example, at the DS-1 rate, an ES will contain 1 to 1,544,000 bit errors.)

            1.1.34 Escrow Agreement: As defined in Section 4.2.4.

            1.1.35 Excess Capacity: At any given time, the telecommunications channels or DS-0's that the System creates, transports and receives, less the capacity allocated to Incumbent pursuant to the Channel Plan, as amended from time to time.

            1.1.36 Existing System Inventory: As defined in Section 1.1 of Schedule A.

            1.1.37 Expiration Date: The date on which this Agreement and the rights and obligations hereunder are terminated or expire in accordance with Section 3.

            1.1.38 FAA: The Federal Aviation Administration, or any other Federal agency at the time administering tower registration requirements and regulations.


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            1.1.39 Failed Second: Any one-second interval that has 1,544 bit errors at a DS-l rate.

            1.1.40 Facilities: Incumbent's towers, shelters, buildings, sites and all equipment owned by Incumbent relating to and used in association with such towers, shelters and sites for the purpose of operating the System.

            1.1.41 FCC: The Federal Communications Commission, or any other Federal agency at the time administering the Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules and regulations promulgated thereunder.

            1.1.42 FCC Code: The Communications Act of 1934, as amended, the Telecommunications Act of 1996, as amended and the rules and regulations promulgated thereunder and related thereto.

            1.1.43 Force Majeure Event: As defined in Section 16.3.

            1.1.44 Form 415: As defined in Section 10.1.1.

            1.1.45 Frequency Availability Model: As defined in Section 1.1 of Schedule A.

            1.1.46 Frequency Diversity: A method of protecting a radio signal by providing a second radio signal on a different frequency, which will assume the radio signal load when the regular channel fails.

            1.1.47 Governmental Authority: Any nation or government, any state or other political subdivision thereof and any court, panel, judge, board, bureau, commission, agency or other entity, body or other person exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            1.1.48 Hazardous Material: Any material amount of any substance, matter or waste which is or becomes regulated by any Federal, state or local law, ordinance, order, rule, regulation, code or any government restrictions or requirement including, but not limited to, asbestos, petroleum products and "Hazardous Substances" and "Hazardous Wastes" (as such terms are defined in CERCLA and RCRA.)

            1.1.49 Incumbent: As defined in the introductory paragraph.

            1.1.50 Incumbent Collateral: As defined in Section 8.5.1.

            1.1.51 Incumbent Desired Path: As defined in Section 9.3.

            1.1.52 Incumbent Representative: As defined in Section 18.12.

            1.1.53 Initial System: The portion of the System constituting the initial system with a 1 x 1 configuration which is comprised of the first 84 DS-1's (which is equivalent to 2,040 DS-0's) of the System and the System's 84 DS-1 protect channels.


                                       4
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            1.1.54 Initial System Equipment: The Equipment and other equipment and materials, and Microwave Radio Station Licenses and other licenses and Permits related thereto, comprising and necessary for the operation of the Initial System, including but not limited to, the Incumbent Collateral, radios, radio software, antennas, waveguides, chargers, generators, multiplexers, towers, shelters, batteries and racks, end user equipment for the Network Monitoring Center (including hardware and object form software) and all replacements thereof and substitutions therefor.

            1.1.55 Interconnection: The point at which a private network is connected to (i) the PSTN, which can include IXC POPs, tandem access points, the central office, internet service providers, or major industrial customer points of presence or (ii) another private network.

            1.1.56 Interference: Any measurable impairment in the performance of the System or the quality of the signals received or transmitted on the System exceeding the technical standards set forth in Section 101.105 of the FCC Code as such standards may apply to co-channel or adjacent channel interferences.

            1.1.57 IXC: An inter-exchange carrier; a telephone company that provides long-distance telephone service between LATA's but not within any one LATA.

            1.1.58 Judgment: Any order, judgment, writ, decree, award or other determination, decision or ruling of any court, judge, justice or magistrate, any other Governmental Authority or any arbitrator.

            1.1.59 LATA: Local Access and Transport Area; one of 161 local geographic areas in the United States within which a local telephone company may offer telecommunications services.

            1.1.60 Leased Premises: As defined in Section 5.1.

            1.1.61 Leased Premises Encumbrance: As defined in Section 5.10.

            1.1.62 Losses: Any and all losses, claims, shortages, damages, liabilities, expenses (including reasonable attorneys' and accountants' fees), assessments, tax deficiencies and taxes (including interest and penalties thereon) sustained, suffered or incurred by any third party arising from any matter which is the subject of indemnification under
      Section 15.

            1.1.63 Maintenance Services Agreement: The Maintenance Services Agreement, by and between Pathnet and Incumbent, as the same may be amended from time to time in accordance with its terms.

            1.1.64 Material Adverse Effect: Any event, fact, circumstance or occurrence, which results or would result in a material adverse change in or a material adverse effect on any of: (i) the condition (financial or otherwise), business, performance, operations, properties, or prospects of such Person; (ii) the legality, validity or enforceability of this Agreement; or (iii) the ability of such Person to perform its material obligations under this Agreement.


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            1.1.65 Microwave Radio Station Licenses: As defined in Section
      10.1.1(b).

            1.1.66 Modifications SOW: As defined in Section 2.1 of Schedule A.

            1.1.67 Network Monitoring Center: As defined in Section 7.5 of Schedule A.

            1.1.68 Network Management System: As defined in Section 7.6 of Schedule A.

            1.1.69 Non-Breaching Party: As defined in Section 17.1.2.

            1.1.70 Notice of Election: As defined in Section 15.3.

            1.1.71 OC-3 Multiplexer: Any device that multiplexes capacity between the OC-3 and the DS-1 levels.

            1.1.72 Order Wire: A service channel consisting of a 64,000 bit per second circuit between sites.

            1.1.73 OSHA: The Occupational Safety and Health Act, as amended.

            1.1.74 Outage: Any unscheduled interruption in telecommunication services (usually measured in "Outage Seconds") along a segment that consists of ten (10) consecutive Severely Errored Seconds (i.e., when the BER in each second is worse than 10^-3 for a period of ten (10) consecutive seconds). These ten (10) seconds are considered to be unavailable. The unavailable time is counted from when the first of ten
      (10) Severely Errored Seconds (SESs) occurs, and ends when the first of ten (10) consecutive non-SESs occurs second in the sequence.

            1.1.75 Part 101: Part 101 of Title 47 of the Code of Federal Regulations, as

            1.1.76 Party: As defined in the introductory paragraph.

            1.1.77 Path: The physical spatial separation between point-to-point towers, housing and microwave antenna.

            1.1.78 Path Studies: As defined in Section 1.1 of Schedule A.

            1.1.79 Pathnet: As defined in the introductory paragraph.

            1.1.80 Pathnet Estimated Costs: As defined in Section 4.2.2.

            1.1.81 Pathnet Items: As defined in Section 4.2.1.

            1.1.82 Pathnet Software: The software (including applications software and systems software) owned or licensed from a third party by Pathnet and used to provide the services covered in this Agreement.


                                       6
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            1.1.83 PCN: A Prior Coordination Notice sent pursuant to Part 101.

            1.1.84 Permits: Any and all authorizations, approvals, consents, licenses, permits, easements, certificates and other rights and permissions necessary to conduct such Person's business and to own, lease and operate such Person's properties as currently conducted, owned, leased or operated.

            1.1.85 Person: An individual or a corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, or other entity of any kind or any Governmental Authority.

            1.1.86 POP: Point Of Presence; The interconnection between any two facilities based networks.

            1.1.87 Progress Report: As defined in Section 4.1.2 of Schedule A.

            1.1.88 Pre-Commissioning Test Equipment: All equipment required for the testing required to be performed on the System pursuant to Section 5 of Schedule A, including, but not limited to, all required digital volt meters, optical power meters, oscilloscopes, RF signal generators, noise figure meters, noise figure test sets, RF variable attenuators, DADE adjust cables, receiver card extenders and extension cords.

            1.1.89 Preliminary Construction Schedule: As defined in Section 1.1 of Schedule A.

            1.1.90 Project Drawings: As defined in Section 1.3 of Schedule A.

            1.1.91 Project Management Plan: As defined in Section 4.1.1 of Schedule A.

            1.1.92 Project Schedule: As defined in Section 4.1.1 of Schedule A.

            1.1.93 Proprietary Information: Any information of a Party which is identified as confidential or which is customarily considered confidential, including the Pathnet Software and related documentation (in the case of Pathnet) and any trade secrets, business and financial information, techniques, specifications, inventions, strategies and any information that is not generally known in the relevant industry or which affords possessors of the information a commercial or business advantage, and any corrections, modifications, revisions and copies thereof, whether in machine readable or visually readable form.

            1.1.94 Protection Configuration: An engineering plan under which channel capacity is protected either on a fully redundant basis or on a 1 x n protection basis.

            1.1.95 PSTN: Publicly Switched Telephone Network.

            1.1.96 RCRA: Resource Conservation and Recovery Act, 42 U.S.C.
      Section 9601 et seq., as amended.

            1.1.97 Requirement of Law: With respect to any Person, all Federal, state and local laws, rules, regulations, Judgments, injunctions, standards, codes, limitations,


                                       7
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      restrictions, conditions, prohibitions, notices, demands or other requirements or determinations of a court or other Governmental Authority or an arbitrator, applicable to or binding upon such Person, any of its property or any business conducted by it or to which such Person, any of its assets or any business conducted by it is subject.

            1.1.98 Segment: The portion of a microwave communications network existing between two geographic points. For purposes of this Agreement, Segment A is the portion of Incumbent's microwave communications network between Hammond, Indiana and (i) South Bend, Indiana and (ii) and Monticello, Indiana, as set forth in Schedule B. Segment B is the portion of Incumbent's microwave communications network between Plymouth, Indiana and Ft. Wayne, Indiana, as set forth in Schedule B. The additional Segments added to the System pursuant to an Amended Schedule B are identified as Segment C, and Segment D, etc.

            1.1.99 Services: As defined in Section 7.1.

            1.1.100 Severely Errored Seconds: ("SES") shall mean (i) at the DS-I rate, any one second interval during which the BER is greater than or equal to 1 x 10E^-3 regardless of the cause of degradation affecting the channel error performance including, but not limited to, unprotected equipment failures and any other factors that contribute to poor performance (at the DS-l rate, this equates to 1,544 or more bit errors occurring within one second), and (ii) at the DS-3 rate, any one-second interval during which the BER is equal to or worse than 1 x 10E^-6.

            1.1.101 Site: A physical location on which a tower or other structure is located which houses microwave antenna, radios and other communications equipment used in the System.

            1.1.102 SONET: Synchronous Optical Network; a family of fiber-optic transmission rates from 51.84 Mbps to 13.22 Gbps, created to provide the flexibility needed to transport many digital signals with different capacities and to provide a standard to which manufacturers may design.

            1.1.103 Space Diversity: Protection of a radio signal by providing a separate antenna on the same tower to assume the radio signal load when the regular transmission path on the primary antenna fades, thereby ensuring continuous transmission.

            1.1.104 Spare Parts: The equipment, modules, and parts provided by Pathnet to Incumbent pursuant to the performance of Incumbent's obligations under the Maintenance Services Agreement.

            1.1.105 Specifications: As defined in Section 7.2.

            1.1.106 Station Log Book: As defined in Section 6.2 of Schedule A.

            1.1.107 Subcontractors: Any firm, corporation, or person working directly or indirectly for a company that furnishes or performs a portion of the work, labor or material.

            1.1.108 Switched Mod Section: A section of network between two adjacent back to-back terminals.


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            1.1.109 System: The high capacity digital SONET microwave radio equipment (6 GHz/30 MHz), antenna, waveguide, components, Facilities, Equipment, Network Management System, all other equipment and materials related thereto, and Microwave Radio Station Licenses and other licenses and Permits related thereof, operated for the purpose of transmitting, receiving and transporting telecommunications signals over Segments set forth on Schedule B.

            1.1.110 System Budget: As defined in Section 1.1 of Schedule A.

            1.1.111 System Design: As defined in Section 1.1 of Schedule A.

            1.1.112 Technology: Inventions, ideas, processes, formulas, and know-how.

            1.1.113 Term: As defined in Section 3.1.1.

            1.1.114 Tower Analysis: As defined in Section 1.1 of Schedule A.

            1.1.115 Vendor Credit Assurances: As defined in Section 4.2.4(a).

            1.1.116 Wayside Channels: The additional DS-1 of telecommunications capacity within each radio beyond the base OC-3 capacity.

       1.2 Terms Generally. The definitions in Section 1.1 and elsewhere in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words "herein", "hereof", "hereto" and "hereunder" and words of similar import refer to this Agreement (including the Schedules and Exhibits) in its entirety and not to any part hereto unless the context shall otherwise require. All references herein to Sections, Exhibits and Schedules shall be deemed references to Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Any reference in this Agreement to a "day" or number and "days" (without the explicit qualification of "Business") shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given on, the next Business Day.

SECTION 2. RELATIONSHIP OF THE PARTIES

       2.1 Lessee, Independent Contractor, Representative and Network Manager. Incumbent shall appoint Pathnet and Pathnet shall serve in the following capacities during the term of this Agreement:

            (i) In the role of lessee, Pathnet will lease from Incumbent an interest in Incumbent's sites and Facilities on which to build and operate the System. As consideration for such leasehold interest, Pathnet will pay rent to Incumbent as set forth in Section 5.


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            (ii) As an independent contractor, Pathnet will serve as Incumbent's sole and exclusive representative in performing analytical pre-design and design services and installing, testing and ensuring the performance of the System, as well as any upgrades to such System in accordance with the terms and conditions set forth in Section 6 and in Schedule A.

            (iii) As the exclusive representative for the marketing and sale of Excess Capacity for Incumbent, Pathnet will market and sell the Excess Capacity created by System, as described in Section 9.

            (iv) In the role of a network manager, Pathnet will serve as the point of contact for any Outage or trouble on the System and shall operate the Network Management System and the Network Monitoring Center as described in Section 7.6 and Section 7.7 of Schedule A.

      2.2 No Joint Venture, etc. The Parties expressly disclaim any intention to create, and nothing herein shall be construed as creating, a partnership, joint venture, agency or employment relationship between Pathnet and Incumbent.

      2.3 Restrictions on Actions of Incumbent. For the term of this Agreement, neither Incumbent, nor any Affiliate of Incumbent, shall operate parallel microwave telecommunications facilities or systems to those set forth in Schedule B for the purpose of selling or otherwise providing any capacity on such parallel facilities or systems to third parties for commercial use in competition with Pathnet. Notwithstanding the foregoing, Incumbent shall be permitted to continue to operate Incumbent's existing analog or digital microwave system, as such system may be modified provided no Interference shall occur on the System, for the intended uses of Incumbent and its Affiliates and any other use for which such analog or digital system was used as of the Effective Date.

SECTION 3. TERM AND EXPIRATION

      3.1 Term, Extension Periods, and Renewal.

            3.1.1 Term. This Agreement shall commence on the Effective Date and shall expire on the twenty-fifth (25th) anniversary of the Commissioning of Segment A of the Initial System (the "Term").

            3.1.2 Renewal. Upon expiration of the Term, this Agreement shall be automatically renewed for additional one-year terms thereafter, unless terminated by either Party upon written notice to the other Party to that effect delivered within the ninety (90) day period immediately before the renewal date for any such additional one-year term.

      3.2 Limited Right to Terminate. Neither Party shall have the right to terminate this Agreement or any rights or obligations of either Party pursuant to this Agreement, except:

            (a) incumbent shall have the right to terminate this Agreement by serving written notice to Pathnet in the event (i) Pathnet is liquidated or dissolved under Chapter 7 of the Federal bankruptcy laws and (ii) Incumbent receives written notice from one of Pathnet's equipment vendors or other lenders stating that such vendor or lender will waive its right to operate the System for the purpose of generating Revenue from the sale of Excess Capacity.

            (b) Pathnet shall have the right to terminate this Agreement pursuant to Section 13.1.5 of this Agreement.

SECTION 4. COSTS

      4.1 Incumbent Costs.

            4.1.1 Incumbent Operating and Administration Costs. Incumbent shall pay the operating and administration costs set forth in Section 1 of Schedule C as such costs are actually incurred and become due and payable in the course of the Incumbent's performance of its obligations under this Agreement.

      4.2 Pathnet Costs.

            4.2.1 Pathnet Items. Pathnet shall pay for services, functions, materials and other items listed in Section 2 of Schedule C (the "Pathnet Items") to build and implement the System.

            4.2.2 Estimated Cost of Pathnet Items. On the Effective Date, the total estimated cost of the Pathnet Items is [***]
                                                                     (the
      "Pathnet Estimated Costs").

            4.2.3 No Cap on Pathnet Items. Pathnet shall pay for all amounts incurred in completing the Pathnet Items whether or not the cost of completing such items is less than, equal to or exceeds the Pathnet Estimated Costs.

            4.2.4 Payment of Pathnet Items. To ensure payment of the Pathnet Estimated Costs, simultaneously with the execution and delivery of this Agreement Pathnet shall:

                  (a) deliver to Incumbent vendor credit assurances (the "Vendor
            Credit Assurances"), which Vendor Credit Assurances shall establish and confirm, among other things, that Pathnet has an adequate credit facility to acquire the Equipment and Services provided by such vendor. (As determined by Pathnet in its sole discretion, such Vendor Credit Assurances may be in the form of a copy of the applicable vendor's term sheet or excerpts from the vendor's credit agreement with Pathnet); and

                  (b) deliver to Incumbent an escrow agreement substantially in the form attached hereto as Schedule D (the "Escrow Agreement") pursuant to which, among other things, (i) Pathnet shall place in escrow funds for each Segment in an amount equal to fifty percent (50%) of (the Pathnet Estimated Costs less the cost of any equipment provided by the vendors referred to in the Vendor Credit Assurances), (ii) the escrow agent named in such Escrow Agreement shall disburse to Pathnet the funds necessary to pay for the cost of the Pathnet Items as such Pathnet Items are completed and as Pathnet receives invoices relating to such Pathnet Items, (iii) in the event that Pathnet fails to timely meet its payment responsibilities with respect to the Pathnet Items, the escrow agent named in such Escrow Agreement shall disburse to

            Incumbent the funds necessary to cure such failure to pay by Pathnet and (iv) such Escrow Agreement shall terminate upon Commissioning of the System and upon such termination any funds remaining in escrow, including any interest accrued on such funds shall be disbursed to Pathnet.

            4.2.5 Pathnet Operating and Administration Costs. Pathnet shall pay for the operating and administration costs set forth in Section 3 of Schedule C as such costs are actually incurred and become due and payable in the course of Pathnet's performance of its obligations under this Agreement.

4.3 Change Orders.

            a) This Agreement anticipates (i) future issuance of change orders for equipment and services beyond the scope of this Section 4, and (ii) Pathnet's provision of related equipment and services in accordance with such orders. To the extent mutually agreed upon by the Parties, all such orders shall be deemed to be supplements to and governed by the terms of this Agreement

            b) If and to the extent Pathnet and/or Incumbent do not (i) obtain any permit or license pursuant to Section 10.2, Section 10.3 and Section 13.1.5, (ii) obtain use and enjoyment of the Licensed Premises pursuant to
      Section 5.4.1, or (iii) clear any Interference pursuant to Section 5.4.2 at any site, each as required to construct and operate the System, the Parties shall use commercially reasonable efforts to find an alternate and equivalent Facility available for the installation and operation of the System. If and to the extent the Parties cannot find an alternate and equivalent Facility available for the installation and operation of the System, the Parties shall mutually amend the Facilities and System listed on Schedule B and Exhibit A-l to Schedule A and the appropriate schedules of the Maintenance Services Agreement; provided such amendment shall include a modified System route that does not substantially differ from the proposed System. Notwithstanding the foregoing, neither Party shall be obligated to construct or operate any Facility that cannot be developed as a result of (i), (ii), or (iii) of this Subsection (b) or cannot be frequency coordinated, and the System and each Segment thereof as defined in Schedule B shall be mutually modified by the Parties in order to resolve any site or frequency availability limitations, including the deletion of any such Facilities or any portion of a Segment. The Parties hereby acknowledge that as to Segment B certain Facilities require finalization of permits and frequency coordination, and the Parties shall use commercially reasonable efforts to obtain such permits and frequency availability. In no event shall Incumbent be required by the terms of this Agreement to purchase or lease and develop additional land or sites without its consent.

SECTION 5. LEASEHOLD INTEREST

      5.1 Lease. Incumbent shall lease to Pathnet and Pathnet shall lease from Incumbent an interest in each of Incumbent's Sites and in the Facilities at such Sites set forth on Schedule B as is necessary for the performance of Pathnet's rights and obligations under this Agreement (the "Leased Premises"); provided
(i) such performance shall not unreasonably inhibit Incumbent from performing its current and future operations at the Leased Premises and (ii) Incumbent's current and future operations shall comply with the Interference provisions set forth in Section 5.4.2 of this Agreement. Pathnet acknowledges it shall not have the right through any expansion of the System to use other property or Sites of Incumbent, including undeveloped property or Sites, without the written agreement of Incumbent.

      5.2 Rent for Leased Premises. Pathnet shall pay to Incumbent, as rent for the Leased Premises, commencing on Commissioning of the Initial System, an allocation of up to [***]
                          of digital capacity, as set forth by the Parties
in the Channel Plan; provided, that Incumbent and Incumbent's Affiliates use
such allocation of [***]              only for their own respective internal
communications needs.

      5.3 Term of Lease. The term of Pathnet's interest in the Leased Premises and the Parties obligations under this Section 5, including, but not limited to, Pathnet's obligation to pay rent as set forth in Section 5.2, shall commence on the Effective Date and shall end on the Expiration Date.

      5.4 Use of Leased Premises.

            5.4.1 Peaceful Enjoyment, Use and Access. Incumbent shall grant to Pathnet the right to the peaceful use, enjoyment and possession of the Leased Premises during the term of this Agreement as required for the performance of Pathnet's rights and obligations under this Agreement, provided (i) such performance shall not unreasonably inhibit Incumbent from performing its current and future operations at the Leased Premises and (ii) Incumbent's current and future operations shall comply with the Interference provisions set forth in Section 5.4.2 of this Agreement. Such rights shall include, but not be limited to, (i) the right to use Incumbent's Facilities and (ii) upon the reasonable request by Pathnet, the right to full and free access to Incumbent's Sites, Facilities and related equipment; provided, however, any such access granted by Incumbent to Pathnet (a) shall be subject to the security, health and safety and other regulatory, procedural and policy requirements of Incumbent, as set forth in Section 5.6 and (b) shall not unreasonably interfere with the access rights granted to third party telecommunication providers prior to the Effective Date as set forth in Schedule I. Pathnet shall not make or permit any use of the Leased Premises, or any part thereof, which violates any applicable statute, ordinance, regulation, or other requirement of any Governmental Authority or which constitutes a nuisance, public or private, or which may render void or voidable, as a result of Pathnet's negligent use of such Leased Premises, any of Incumbent's insurance then in place.

            5.4.2 Interference. During the Term of this Agreement, Incumbent shall not license or otherwise permit any Person to use its Facilities if the use of such Facilities by such Person would cause any Interference on the System. Notwithstanding the foregoing, in the event any Person causes any Interference on the System, Incumbent shall use all best efforts to compel such Person to immediately take any and all steps necessary to correct and eliminate such Interference, including, without limitation, enforcing provisions in any license or other agreement between Incumbent and such Person and compelling such Person to cease operation of such Person's system, to remove such Person's equipment or materials or to modify such Person's equipment or materials. Incumbent acknowledges that any Interference shall cause irreparable harm to Pathnet and the prompt cessation of Interference is material to Pathnet's interest in the Leased Premises and Pathnet's performance under this Agreement and, as such, Pathnet shall be entitled to injunctive relief in the enforcement of this Section 5.4.2.

      5.5 Visiting and Exiting Facilities. Upon exiting any Facility at the Leased Premises, Pathnet, on behalf of itself and its employees, agents and Subcontractors, shall ensure that such Facility is returned to a condition, which existed immediately prior to such visit.

      5.6 Security, Drug Testing, Substance Abuse and Health and Safety.

            5.6.1 Security. At the request of Incumbent, Pathnet shall require its employees, agents and Subcontractors upon any Site visit to comply with Incumbent's reasonable security procedures in effect as of the Effective Date, which procedures are attached hereto as Schedule E as may be updated from time to time. If and to the extent Incumbent requires Pathnet employees, agents or Subcontractors to be escorted to Incumbent facilities, such requirements shall be explicitly set forth in Schedule E. Notwithstanding the foregoing, Incumbent shall allow Pathnet employees, agents or Subcontractors to bring any reasonable testing equipment, photographic equipment or both video and audio recording equipment necessary for the performance of Pathnet's obligations under this Agreement, except as provided by Incumbent in Schedule E.

            5.6.2 Drug Testing. At the request of Incumbent, Pathnet shall require its employees, agents and Subcontractors to comply with Incumbent's reasonable drug testing policies and procedures (i) in effect as of the Effective Date, which policies and procedures, if any, are attached hereto as Schedule F and (ii) as may be proposed by Incumbent from time to time. Notwithstanding the foregoing, Pathnet shall take reasonable measures to ensure that its employees, agents and Subcontractors comply with commercially reasonable policies and procedures.

            5.6.3 Substance Abuse Policy. At the request of Incumbent, Pathnet shall require its employees, agents or Subcontractors to comply with Incumbent's reasonable substance abuse policies and procedures (i) in effect as of the Effective Date, which additional policies and procedures, if any, are attached hereto as Schedule G and (ii) as may be proposed by Incumbent from time to time. Notwithstanding the foregoing, Pathnet shall take reasonable measures to ensure that its employees, agents and Subcontractors comply with commercially reasonable policies and procedures.

            5.6.4 Health and Safety. At the request of Incumbent, Pathnet shall require its employees, agents and Subcontractors to comply with all of the applicable regulations of the United States and Indiana Occupational Safety and Health Acts and Incumbent's additional reasonable rules and regulations governing the health and safety of its employees in effect on the Effective Date, which additional rules and regulations, if any, are attached hereto as Schedule H.

            5.6.5 Clearances and Other Requirements. At the request of Incumbent, Pathnet shall require its employees, agents or Subcontractors to (i) apply to Incumbent for any necessary reasonable clearances and (ii) comply with all other reasonable and applicable requirements, rules, regulations or ordinances regarding any Person's ability to have access to Incumbent's sites and Facilities, including, but not limited to, the Leased Premises, which requirements are set forth as Schedule I.

      5.7 Subletting. Pathnet shall not sublet its interest in the Leased Premises, in whole or in part, without the prior written consent of Incumbent; provided, however, Pathnet shall have the right to transfer and assign its rights or obligations under this Agreement to any successor or assign in accordance with Section 18.7.

      5.8 Surrender. Upon the expiration or termination of the Agreement in accordance with Section 3, Pathnet shall peacefully and quietly surrender occupation of the Leased Premises to Incumbent, or Incumbent's successors and assigns, without delivery by Incumbent to Pathnet of any notice to quit or demand for possession in good order, condition and repair, except for reasonable wear and tear.

      5.9 Colocation. Incumbent shall allow Pathnet, at no additional charge, to colocate at Incumbent's sites all equipment necessary to support the Interconnections set forth on Exhibit A-7 to Schedule A and any additional interconnections equipment that may be added by Pathnet from time to time and at any time during the term of this Agreement, subject to the limitations set forth in Section 3 of Schedule A.

      5.10 Subordination. Pathnet shall subordinate its interest in the Leased Premises to (i) all deeds of trust, deeds to secure debts, mortgages and other security instruments now or hereafter Encumbering all or any portion of the real property described on Schedule B (each, a "Leased Premises Encumbrance") and
(ii) any increases, renewals, modifications, consolidations, replacements and extensions of any such Leased Premises Encumbrance. In connection with such subordination of Pathnet's interest in the Leased Premises to all Leased Premises Encumbrances, Pathnet shall, as requested by Incumbent, within sixty
(60) days after the Effective Date, execute and deliver a commercially reasonable subordination, non-disturbance and attornment agreement with all Persons secured by such Leased Premises Encumbrances. Pathnet shall, as requested by Incumbent, execute and deliver similar subordination, non-disturbance and attornment agreements with each future Person secured by a Leased Premises Encumbrance.

      5.11 Removal of Equipment. Pathnet shall, at Incumbent's request, remove any or all Equipment from Incumbent's Facilities within sixty (60) days after the Expiration Date. In the event Pathnet fails to perform such requested removal within such sixty (60) day period, as determined by Incumbent in its sole discretion, Incumbent may restore each Site to its condition as of Commissioning, (reasonable wear and tear and damage from the elements excepted), and Pathnet shall promptly pay Incumbent all costs reasonably incurred by Incumbent for such removal and restoration.

      5.12 Removal of Hazardous Materials. Within ninety (90) days after the Expiration Date, Pathnet shall remove from Incumbent's Sites any and all Hazardous Materials, which were brought to Incumbent's Sites by Pathnet during the Term of this Agreement. Pathnet shall bear all liability associated with such Hazardous Materials physically brought to the Sites by Pathnet or its Subcontractors during the Term of this Agreement, which liability shall survive the termination or expiration of this Agreement. Pathnet shall immediately notify Incumbent of any release, discharge or use of any Hazardous Materials on the Leased Premises, which release, discharge or use is caused by Pathnet or any of its Subcontractors or which is known by Pathnet.

      5.13 Sale of Initial System. Any time after the Expiration Date or the expiration of the initial twenty-five year Term, Pathnet shall, upon written request from Incumbent, sell to Incumbent all of the Initial System Equipment for a purchase price of one dollar ($1.00). Upon exercise of such purchase option, all of the Initial System Equipment shall become the property of Incumbent, and Pathnet agrees to execute any documents reasonably requested by Incumbent to effectuate or evidence such transfer of ownership and to transfer or cancel the necessary Microwave Station Licenses in accordance with Section 8.5.4.

      5.14 Condemnation. If, during the Term of this Agreement, a portion of the Leased Premises shall be taken as a result of the power of eminent domain, this Agreement shall terminate with respect to such portion of the Leased Premises. In the event a portion of the Leased Premises is taken as a result of eminent domain, Incumbent shall use its best efforts to find alternate Sites to replace such condemned Sites. Notwithstanding any judicial allocation of any award resulting from any such condemnation, any award from such condemnation shall be split by Pathnet and Incumbent in accordance with the value of their respective estates in the Leased Premises, with Pathnet's estate valued at the fair market value price of any nonremoveable Equipment that is a fixture of the Leased premises.

SECTION 6. PROGRAM MANAGEMENT AND PROJECT MANAGEMENT

      6.1 Program Manager. In connection with the Services and other services performed by Pathnet under this Agreement, Pathnet shall provide a Program Manager whose duties shall include (i) supervising the project through design, installation and operation, (ii) supervising the Project Manager, (iii) overseeing the Field Manager and the other Pathnet personnel, (iv) coordinating the business operations of the System including the sale of Excess Capacity as set forth in Section 9 and (v) ensuring the performance of Pathnet's rights and obligations under this Agreement.

      6.2 Project Management for Modifications and Installation. In connection with the modifications of the Facilities set forth in Section 2 and Section 4 of Schedule A, Pathnet shall provide a Project Manager, a Field Manager, an Applications Engineer and a Project Engineer, each of whom shall have the duties as set forth in Section 6.3 with respect to such modifications and installation at the Facilities.

      6.3 Pathnet Project Management Personnel. The Project Managers, Field Managers, Applications Engineers and Project Engineers shall each have the duties as set forth below:

            (a) Project Manager. Pathnet shall provide a Project Manager whose duties shall include ensuring the overall functional integrity of the delivered System, the preparation, amendment and adherence to a construction schedule, and compliance with Pathnet's other obligations under Schedule A.

            (b) Field Manager. Pathnet shall provide a Field Manager whose duties shall include the oversight and direction of all on-site activities, the coordination of all Subcontractors and all required communication with the Project Manager.

            (c) Applications Engineer. Pathnet shall provide an Applications Engineer, whose duties shall include the review and translation of the System configuration into specific hardware requirements, precise interface levels, intra and inter-rack cabling and all other necessary peripheral equipment, rack profiles and required Interconnection data.

            (d) Project Engineer. Pathnet shall provide a Project Engineer whose duties shall include the performance of all planning and support activities and a detailed site survey to gather data for development of the installation plan and testing plan.

SECTION 7. SERVICES AND SYSTEMS SPECIFICATIONS

      7.1 Services.

            7.1.1 System Design, Modification. Installation, Operation and Performance. Pathnet and Incumbent shall perform their respective functions with respect to the design, modification, installation, operation and performance of the System as set forth on Schedule A (including Exhibit A-10) and in this Section 7 (the "Services").

            7.1.2 Upgrade of System. In accordance with its performance of the Services, Pathnet shall, in its sole discretion and, at its own expense, upgrade the System and Equipment, and the System and Equipment operation policies and procedures, including, but not limited to, (i) replacing Equipment, (ii) adding newly available improved Equipment and (iii) modifying policies, procedures and specifications relating to the System, to conform such policies, procedures and specifications with new Technology or industry standards.

            7.1.3 Incumbent Training. Pathnet shall provide to Incumbent the training as set forth on Schedule J.

            7.1.4 Performance of the Services. Pathnet shall have the right to engage Subcontractors to perform any of the Services in accordance with
      Section 18.13.

      7.2 Specifications.

            7.2.1 General. Pathnet and Incumbent shall perform the Services in accordance with any and all technical and operational specifications set forth in Schedule A (the "Specifications").

      7.2.2 Channel Plan.

            (a) Original Channel Plan. On the Effective Date, Incumbent shall deliver to Pathnet a proposed T-1 channelization plan setting forth its proposed capacity needs at each Site listed on Schedule B. Such capacity shall in no event exceed the capacity granted to Incumbent by Pathnet as rent as set forth in Section 5.2 and shall be subject to Drop and Insert capacity at each Switched Mod Section. Pathnet shall incorporate Incumbent's proposed channelization plan into the Channel Plan subject to the limitations set forth above.

            (b) Amended Channel Plan. Incumbent shall have the right to modify, its allocated capacity (as described in the Channel Plan) along the network any time after Commissioning, provided that sufficient Drop and Insert capacity exists between each Switched Mod Section using available Wayside Channels to effect such modification, by providing written notice to Pathnet to such effect. Within ninety (90) days after receipt of any such written notice from Incumbent, Pathnet shall make such modification to the configuration of the Channel Plan at no charge to Incumbent. Incumbent shall not reconfigure the Channel Plan in any manner other than as set forth in this Section 7.2.2. Any amendments that Pathnet may make to the Incumbent Channel Plan shall not Interfere with Incumbent's ability to use the System at any of the Sites and shall be subject to the approval of Incumbent, which shall not be unreasonably withheld. Pathnet's use of the Wayside Channels that are part of the Initial System shall be subject to the approval of Incumbent, which shall not be unreasonably withheld.

      7.2.3 Specifications, Standards and Inspections. In connection with the Services set forth in Section 2 and Section 4 of Schedule A, Pathnet shall comply with the following requirements:

            (a) Reasonable Efforts. Pathnet shall use commercially reasonable efforts to ensure that the modification of the Facilities and System set forth in Section 2 of Schedule A and the installation of the System set forth in Section 4 of Schedule A occur as expeditiously as possible.

            (b) Industry Standards. All Services and materials supplied pursuant to Schedule A must meet or exceed all applicable Specifications. Where Specifications are not stated, such work performed and materials supplied will meet all applicable provisions of the following standards: (i) EIA RS-195 (latest edition), (ii) EIA/TIA-222 (latest edition), (iii) American Society of Testing Materials A 325 and A 572, (iv) the applicable sections of the National Electric Code, (v) the American National Standards Institute, (vi) ACI 318-83, (vii) ACI-305, (viii) ACI-306, (ix) OSHA 29 CFR 1910 and (x) all other applicable Federal, state and local regulations of all Governmental Authorities with jurisdiction; provided, however, in the case of a conflicting requirement of standards, the more stringent standard shall apply.

            (c) Site Inspections. During the performance of the Services, Incumbent shall allow Pathnet to reasonably perform Site inspections at any hour, on any day subject to the access limitations set forth in
      Section 5.6 and provided such inspections do not unreasonably interfere with the access rights granted by Incumbent to others prior to the Effective Date.

SECTION 8. OWNERSHIP, DEPRECIATION AND ENCUMBRANCE OF SYSTEM

      8.1 Ownership of Equipment and Assets.

            8.1.1 Equipment and Assets Owned by Incumbent. Incumbent shall own the equipment and assets relating to the System as set forth in Schedule
      K. Incumbent shall be responsible for insuring such assets against force majeure, damage, casualty and theft. Nothing in this Agreement shall be deemed to transfer ownership of Incumbent's assets existing as of the Effective Date to Pathnet and Incumbent shall continue to own all of its equipment and assets at the Sites and Facilities as of the Effective Date of this Agreement.

            8.1.2 Equipment and Assets Owned by Pathnet. Subject of Incumbent's purchase option in Section 5.13, Pathnet shall own the equipment and assets relating to the System as set forth in Schedule K. Pathnet shall be responsible for insuring such assets against force majeure, damage, casualty and theft.

            8.1.3 Pathnet Contributed Towers and Shelters. The Parties hereby acknowledge that Pathnet shall contribute certain assets or modifications to assets to Incumbent pursuant to Schedule K of this Agreement. Incumbent shall reserve space availability in or on such assets for Pathnet colocated equipment, including without limitation, equipment used for Interconnections. If and to the extent Incumbent desires to colocate Incumbent equipment or third party equipment in or on such assets, Incumbent shall receive Pathnet prior approval; provided that during the Term the Parties shall divide evenly any revenues or rents received from the use of such assets by any third parties.

      8.2 Depreciation of Equipment.

            8.2.1 Depreciation by Incumbent. Incumbent shall have the right to fully depreciate the equipment and assets currently owned or to be owned by Incumbent as listed in Schedule K.

            8.2.2 Depreciation by Pathnet. Pathnet shall have the right to fully depreciate the equipment and assets currently owned or to be owned by Pathnet as listed in Schedule K.

      8.3 Encumbrance.

            8.3.1 Initial System. Pathnet shall not Encumber the Incumbent Collateral.

            8.3.2 Other Equipment, Materials, Agreements and Assets. Pathnet shall have the right to Encumber (i) the Equipment used in any Capacity Expansion, (ii) the revenue from the sale of Excess Capacity in accordance with Section 8, (iii) any Customer Agreement relating to the System, (iv) this Agreement and any related documents, instruments and agreements executed and delivered in connection with this Agreement and any rights and obligations hereunder or thereunder, (v) its leasehold interest in the Leased Premises and (vi) the Equipment relating to the Initial System other than the Incumbent Collateral.

            8.3.3 Vendor Remedies. Incumbent hereby acknowledges that pursuant to the Encumbrances granted by Pathnet to certain equipment vendors, service providers or other lenders in accordance with Section 8.3.2, such vendors, service providers or other lenders shall have the right to assume and perform Pathnet's rights and obligations under this Agreement and other documents, instruments and agreements executed in connection herewith.

      8.4 Taxes. The Parties' respective responsibilities for taxes arising under or in connection with this Agreement shall be as follows: (i) each Party shall be responsible for any personal or real property taxes on property it owns or leases, for franchise and privilege taxes on its business and for taxes based on its net income or gross revenue and (ii) Pathnet shall be responsible for any sales, use, excise, value-added services, consumption and other taxes and duties payable by Incumbent on any goods and services used or consumed in providing the services to be performed by Pathnet under this Agreement, where the tax is imposed on Incumbent's acquisition or use of such goods or services and the amount of the tax is measured by Incumbent's costs in acquiring such goods or services; provided, however, that Pathnet shall not be responsible for any Federal, state or local income taxes of Incumbent or any franchise taxes of Incumbent.

      8.5 Security Interest in Initial System; Cancellation of Initial System FCC Licenses.

            8.5.1 Collateral. Pathnet shall grant Incumbent a security interest (the Incumbent Security Interest") in, and lien on, and shall assign and pledge to Incumbent the Initial System Equipment, both now and hereafter acquired, together with all replacements thereof and substitutions therefor (collectively, the "Incumbent Collateral").

            8.5.2 Default. The occurrence of any one or more of the following events shall constitute a default with respect to the Incumbent Security
      Interest: (i) the liquidation or dissolution of Pathnet under Chapter 7 of the Federal bankruptcy laws, (ii) the Expiration Date or (iii) Pathnet defaulting under its financing arrangement with one of its equipment vendors or other lenders and receipt by Incumbent of written notice from such vendor or lender stating its intention to waive its right to operate the System for the purpose of generating Revenue from the sale of Excess Capacity.

            8.5.3 Rights and Remedies Upon Default. In the event of a default as set forth in Section 8.5.2 (and in addition to any and all of Incumbent's rights, powers and remedies under this Agreement), Incumbent shall have the right to (i) take possession or control of, store, lease, operate, manage, sell or otherwise dispose of all or any part of the Incumbent Collateral, (ii) notify all parties under any account or contract forming all or any part of the Incumbent Collateral to make any payments due to Pathnet directly to Incumbent, (iii) in the name of Incumbent or in the name of Pathnet, demand, collect, receive, sure for and give receipts and releases for, any and all amounts due under such accounts and contract rights, (iv) endorse as the agent of Pathnet any check, note chattel paper, documents, or instruments forming all or any part of the Incumbent Collateral, (v) make formal application for the transfer to Incumbent (or to any assignee of Incumbent or to any purchaser of the Incumbent Collateral) of all of Pathnet's Permits, licenses, approvals, and the like relating to the Incumbent Collateral (other than the Microwave Radio Station Licenses related to the Initial System) and (vi) take any action which Incumbent deems necessary or desirable to protect and realize upon the Incumbent Security Interest.

            8.5.4 Cancellation of FCC Licenses. Upon expiration or termination of this Agreement pursuant to Section 3 of this Agreement or the occurrence of an event of default set forth in Section 8.5.2 and at Incumbent's request, Pathnet shall, if and to the extent permitted by law, file with the FCC any and all documents necessary to transfer Pathnet's Microwave Radio Station Licenses and other FCC licenses required to operate the Initial System, to Incumbent, or if no transfer is possible, file with the FCC any and all documents necessary to cancel Pathnet's Microwave Radio Station Licenses and other FCC licenses required to operate the Initial System after coordinating with Incumbent in order to permit Incumbent to promptly file for such licenses.

      8.6 Escrow of Manufacturer's Warranties.

            8.6.1 Escrow of Assignment Documents by Pathnet. On the Effective Date, Pathnet shall complete, execute and place in escrow certain documents (the "Assignment Documents") that shall provide Incumbent with the required tools to unilaterally effect the assignment to Incumbent of all of the then effective manufacturer's warranties relating to the Equipment of the Initial System.

            8.6.2 Removal of Assignment Documents by Incumbent. Pursuant to the escrow arrangement described in Section 8.6.1 above, Incumbent shall have the right to remove the Assignment Documents from escrow upon the occurrence of an event of default set forth in Section 8.5.2.

SECTION 9. EXCESS CAPACITY MARKETING AND SALES

      9.1 Exclusive Representative.

            9.1.1 Pathnet Excess Capacity. Pathnet shall have the exclusive right to market and sell any and all Excess Capacity.

            9.1.2 Marketing and Sale by Incumbent. Incumbent or any Affiliates of Incumbent shall not market or sell any Incumbent excess capacity or any capacity purchased by Incumbent pursuant to Section 9.3 to any third party without the prior written consent of Pathnet; provided, however, Incumbent may market and sell all or any portion of the Incumbent excess capacity or any capacity purchased by Incumbent pursuant to Section 9.3, to Affiliates of Incumbent for and only for such Affiliates' internal communications needs and not for resale to third parties.

      9.2 Referrals of Customers by Incumbent. Incumbent shall refer any potential third party customer of Excess Capacity to Pathnet.

      9.3 Purchase of Available Excess Capacity by Incumbent. Incumbent shall have the right to purchase Available Excess Capacity on any Path or Segment of the System (each such Path or Segment being referred to herein as an "Incumbent Desired Path"), at a price equal to either (i) the lowest price paid to Pathnet for like capacity and for a similar term by any purchaser during the one hundred eighty (180) days immediately preceding the purchase by Incumbent of capacity on such Incumbent Desired Path or (ii) if no Pathnet Excess Capacity has been purchased on such Incumbent

Desired Path during such one hundred eighty (180) day period, the last price paid for such Incumbent Desired Path; provided, however, Incumbent shall in no event purchase more than twenty percent (20%) of the Available Excess Capacity on any Segment or Path within the System at any given time.

      9.4 Assumed Name: Tradenames and Trademarks. Pathnet shall have the right to market Excess Capacity under its name or any other assumed name, tradename or trademark which Pathnet is authorized to use for such purpose; provided, however, Pathnet shall not use any trademark or tradename of Incumbent or any Affiliate of Incumbent for any purpose, including the marketing of any excess capacity without the prior written consent of Incumbent.

      9.5 Customer Agreements.

            9.5.1 Authorization. Pathnet shall negotiate, execute and deliver, on behalf of itself and Incumbent, all agreements and arrangements ("Customer Agreements") for customers of Excess Capacity, which Customer Agreements shall contain, terms and conditions determined by Pathnet in its sole discretion.

            9.5.2 Approval and Consent by Incumbent. If the terms of any Customer Agreement require the written approval or consent of Incumbent as a condition to the execution, delivery or performance, Incumbent shall promptly provide such written approval or consent, provided such approval or consent shall not require Incumbent to incur any extra liabilities or duties or waive any of its rights set forth in this Agreement through consent to the terms of a Customer Agreement.

            9.5.3 Modifications to System. In the event that any Customer Agreement requires that the System be modified in any way, Pathnet shall ensure that any such modifications (i) shall not compromise the integrity and performance of the System in accordance with the Specifications, (ii) shall be made at no additional cost to Incumbent, and (iii) shall not unreasonably interfere with the access rights to the Sites and Facilities granted to others as set forth in Schedule I.

SECTION 10. FCC LICENSES AND OTHER REGULATORY APPROVALS AND LICENSES

      10.1 FCC Rules and Regulations.

            10.1.1 Microwave Radio Station Licenses.

                  (a) Preparation and Filing of Forms 415. Pathnet shall prepare and timely file all required Form 415, Applications for Authorization in the Microwave Services (each a "Form 415"), or any successor forms, documents or instruments to such Form 415 as the FCC may prescribe, including but not limited to, the preparation or ordering of all frequency coordinations required pursuant to Schedule B and Schedule C of Form 415, in order to own, operate and sell the Excess Capacity of the System in accordance with the terms and conditions of this Agreement.

                  (b) Identity of Licensee. All Microwave Radio Station Licenses
            issued by the FCC relating to the System ("Microwave Radio Station Licenses") shall be licensed in the name of Pathnet or a wholly-owned subsidiary of Pathnet. Incumbent shall be permitted to continue to own and be licensed as a private microwave operator at the stations licensed to Pathnet relating to the System, provided that (i) such private licenses are for different frequency pairs than those assigned to the System (including, but not limited to, any Capacity Expansion of the System) and (ii) such private licenses are permitted under the FCC Code.

                  (c) Maintenance of License. Pathnet shall maintain in good standing each Microwave Radio Station License relating to the System, including, but not limited to, preparing and filing any required amendments to the Forms 415 relating to the System and submitting and filing any supplementary information as required by the FCC.

            10.1.2 Common Carrier Reporting Obligations. Pathnet shall prepare and file all forms, reports, instruments, documents and agreements required by the FCC and FCC Code relating to the operation of the System, use and sale of Excess Capacity, and Pathnet's status as a "common carrier" under the FCC Code and bear all expenses related thereto. In no event shall Incumbent be responsible for any expense, cost, tax, charge or fee related to Pathnet's status as a "common carrier" and Pathnet shall reimburse Incumbent for any such expense, cost, tax, charge or fee. In no event shall Pathnet cause Incumbent to become regulated by the FCC or the Indiana Utility Regulatory Commission ("IURC") or be designated a "common carrier" without Incumbent's consent; provided, however, in no case shall Pathnet be responsible for any future changes in Requirements of Law that may cause Incumbent to be regulated by the FCC or IURC or to be designated as a "common carrier."

            10.1.3 Tariff Filings. Pathnet shall prepare and timely file all tariff applications pursuant to 47 CFR 61, as amended, or any successor statute, rule or regulation and shall request and file all necessary waivers of such tariff requirements, as determined by Pathnet in its sole discretion.

            10.1.4 Frequency Coordination Notices. During the term of this Agreement, Pathnet shall prepare and send all required frequency coordination notices required under 47 CFR 101.103, as amended, or any successor statute, rule or regulation and shall respond as appropriate to all PCNs received by Pathnet or Incumbent relating to the System.

            10.1.5 Delivery of Copies. Upon Incumbent's request, Pathnet shall provide to Incumbent a copy of all filings and submissions with the FCC, relating to the System within thirty (30) days of such request by Incumbent.

            10.1.6 Assistance in Preparation of License Applications. Upon request by Pathnet and in a timely manner, Incumbent shall provide to Pathnet all information necessary for the completion of all required filings and submissions with the FCC including, but not limited to Incumbent's authorized signature on any filings or other submissions to the FCC or any documents, instruments or agreements completed in connection with such filings and submissions.

            10.1.7 Future Changes in FCC Requirements. If FCC requirements relating to the Form 415, common carriers, frequency coordination or any other matters relating to the System change or are modified, Pathnet shall be responsible for compliance with such new requirements including, but not limited to, the payment of any costs or fees associated therewith and Incumbent shall reasonably cooperate with Pathnet with respect to such compliance.

            10.1.8 Spectral Loading Requirements. Pathnet shall (i) ensure that the System, as licensed, shall comply with all spectral loading requirements set forth in 47 CFR 101.141, or any successor statute, rule or regulation or (ii) obtain a waiver of any or all of such requirements; provided, however, if the System does not meet such spectral loading requirements and Pathnet is unable to obtain a waiver of such requirements, Pathnet shall have the right to modify the System to a hot-standby Protection Configuration until such time as the spectral loading requirements can be met.

            10.1.9 Default in FCC License. In the event that the FCC institutes a penalty against or fine imposed on Pathnet, Incumbent, or the System, due to non-compliance with any FCC requirements, Pathnet shall promptly pay such penalty or fine (in the case such penalty or fine is instituted as the result of an act or omission on the part of Pathnet) or Incumbent shall promptly pay such penalty or fine (in the event such penalty or fine is instituted as the result of an act or omission on the part of Incumbent).

      10.2 Zoning Requirements. Incumbent shall be responsible for compliance with all zoning requirements applicable to the System and its Facilities, including, but not limited to, the Leased Premises. Incumbent shall advise Pathnet of zoning requirements, which, in the reasonable opinion of Incumbent, differ from those generally applicable to microwave facilities. Pathnet shall provide to Incumbent all required information and shall reasonably cooperate with Incumbent in connection with Incumbent's compliance with all zoning requirements pursuant to this Section 10.2.

      10.3 Tower Registration. Incumbent shall ensure compliance with all FAA and FCC tower registration requirements including, but not limited to, the preparation of any filings with or the obtaining of any waivers or extensions from the FAA or FCC. Incumbent shall promptly notify Pathnet of any deficiency on non-compliance with any such tower registration requirements, filings, waivers or extensions.

SECTION 11. INSURANCE

      11.1 Delivery of Certificates of Insurance. Upon Incumbent's request and prior to the commencement of any Services by Pathnet, Pathnet shall deliver to Incumbent Certificates of Insurance relating to Pathnet's Commercial General Liability Insurance Policy, Workers Compensation Insurance Policy, Automobile Liability Insurance and Excess Liability Insurance Policy.

      11.2 Pathnet Insurance Coverage. During the term of this Agreement, Pathnet shall maintain the types of insurance at the coverage limits set forth below:

            (a) Worker's Compensation Insurance. Workers Compensation Insurance as required by laws and regulations applicable to and covering Persons performing the Services, including, but not limited to, disability and unemployment insurance;

            (b) Commercial General Liability Insurance. Commercial General Liability Insurance with a limit of not less than $1,000,000 per occurrence and $1,000,000 in the aggregate;

            (c) Automobile Liability Insurance. Automobile Liability Insurance, which includes coverage for non-owned and hired vehicles with a limit of not less than $1,000,000;

            (d) Excess Liability Insurance. Excess Liability Insurance with a limit of not less than $4,000,000; and

            (e) Other Insurance. Such other insurance and in such levels of coverage as provided in Section 8.1.2.

      11.3 Incumbent Insurance Coverage. Incumbent shall maintain insurance coverage on properties and operations of Incumbent which coverage shall include general liability and other forms of insurance covering such risks as are usually insured against by prudent companies engaged in the business and activities in which the Incumbent is engaged, in amount which are adequate in relation to the business and properties of Incumbent, and all premiums to date have been paid in full. Pathnet hereby acknowledges that Incumbent maintains self insured reserves as part of its general liability insurance.

      11.4 Proof of Licensed Subcontractors. Upon reasonable request of Incumbent, Pathnet shall provide to Incumbent proof of licensing and certification of insurance for any Subcontractors engaged by Pathnet to provide Services, during the term of such engagement.

SECTION 12. SOFTWARE AND PROPRIETARY RIGHTS

      12.1 Pathnet Software. Pathnet or Pathnet's licensors retains all right, title and interest in and to Pathnet Software. As of the Effective Date and pursuant to the Pathnet Sublicense Agreement attached hereto as Schedule N, Incumbent is granted a nonexclusive sublicense to use Pathnet Software for the sole purpose of receiving the services pursuant to this Agreement. Pathnet Software will be made available to Incumbent in such form and on such media as exists on the Effective Date, together with existing documentation and any other related materials. Incumbent shall not be permitted to use Pathnet Software for the benefit of any entities other than Pathnet, Incumbent or their affiliates exclusively for the purposes intended in this Agreement without the prior written consent of Pathnet which may be withheld at Pathnet's sole discretion. Except as otherwise requested or approved by Pathnet, Incumbent shall cease all use of Pathnet Software upon the Expiration Date.

      12.2 Proprietary Rights. Each Party acknowledges and agrees that the other Party and/or its suppliers have and will retain all proprietary rights in such other Party's Proprietary Information. A Party receiving Proprietary Information (the "Receiving Party") (i) shall respect the claim of the other Party (the "Disclosing Party") of a proprietary right in such Information, (ii) shall protect the Disclosing Party's Proprietary Information at least to the extent that the Receiving Party protects its own Proprietary Information (and in no event less than commercially reasonable measures), (iii) shall not use the Disclosing Party's Proprietary Information except for the purposes for which its is being made available as set forth in this Agreement and (iv) shall not reproduce, print, disclose, or otherwise make the Disclosing Party's Proprietary Information available to any third party, in whole or in part, in whatever form.

SECTION 13. REPRESENTATIONS AND WARRANTIES

      13.1 Representations and Warranties of Each Party. Each Party hereby represents and warrants the other Party as follows:

            13.1.1 Due Incorporation and Formation; Authorization of Agreements; Binding Effect. Such Party is a corporation or partnership, as the case may be, duly formed or organized, and validly existing under the laws of its state of incorporation or organization, and has the corporate or partnership authority to own its property and carry on its business as owned and carried on as of the Effective Date. Such Party is duly licensed or qualified to do business and is in good standing (if applicable) in each jurisdiction in which the failure to be so licensed or qualified would have a Material Adverse Effect on such Party. Such Party has the corporate or partnership authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Party and this Agreement constitutes a legal, valid and binding obligation of such Party enforceable in accordance with its terms, subject as to enforceability to limits imposed by bankruptcy, insolvency or similar laws affecting creditors rights generally and the availability of equitable remedies.

            13.1.2 No Conflict; No Default. Neither the execution or delivery of this Agreement by such Party, nor (except as would not have a Material Adverse Effect on such Party), the performance of this Agreement by such Party or the consummation by such Party of the transactions contemplated hereby in accordance with the terms and conditions hereof: (i) will conflict with, violate, result in a breach of or constitute a default under any of the terms, conditions or provisions of the certificate or articles of incorporation or bylaws (or other governing documents) of such Party or any material agreement or instrument to which such Party is a party or by which such Party may be bound, (ii) will conflict with, violate or result in a breach of, constitute a default under (whether with notice or lapse of time or both), accelerate or permit the acceleration of the performance required by, give to others any interests or rights or require any consent, authorization or approval under any contract to which such Party is a party or by which such Party is or may be bound or to which any equity interest held by such Party or any of its material properties or assets is subject or (iii) will result in the creation or imposition of any Encumbrance upon any equity interest held by such Party or any of the other material properties or assets of such Party, other than Permitted Encumbrances.

            13.1.3 No Consent. No consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority, domestic or foreign, is required to be obtained by such Party in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated hereby.

            13.1.4 Compliance with Laws and Regulations. That such Party is not and that the performance of its obligations under this Agreement will not result in a violation in any respect of (i) any applicable Federal, state, local or foreign laws, ordinances, regulations, rulings and orders of government agencies applicable to its business in any respect the violation of which could have a Material Adverse Effect (including Requirements of Law relating to pollution, protection of the environment, emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic, hazardous or regulated substances or wastes into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage disposal, transport or handling of pollutants or other such hazardous or regulated substances or wastes) or (ii) any applicable order, Judgment, injunction, award or decree in any respect which could have a Material Adverse Effect on such Party.

            13.1.5 Permits. Such Party has or will take all commercially reasonable measures to obtain all authorizations, approvals, consents, licenses, Permits and certificates (including, but not limited to all required approvals from the FCC) necessary to conduct their respective businesses and to own, lease and operate its properties as currently or anticipated to be conducted, owned, leased or operated, as the case may be, for which the failure to possess would result in a Material Adverse Effect. No violations are outstanding or uncured with respect to any such Permits and no proceeding is pending to revoke or limit any Permit. Neither Party shall be liable for the decision of any Governmental Authority to deny any Permit, including building permits or FCC licenses, provided such Party shall use all commercially reasonable efforts to provide an alternate Site in the event a Facility listed in Schedule B is not available as a result of such Party's inability to obtain required authorization, approvals, consents, Permits or certificates. Pathnet shall have the right to terminate this Agreement in the event (i) Incumbent cannot obtain the requisite authorization, approvals, consents, licenses, Permits or certificates required to install and operate the Initial System at a Facility listed on Schedule B and (ii) Incumbent does not timely provide a reasonable alternate Site to such Facility.

            13.1.6 Title to Assets, Properties and Rights and Related Matters. Except as set forth on Schedule O, such Party has good and marketable title to all the properties, interests in properties and assets, real, personal or mixed, necessary for the conduct of such Party's business and for the transactions contemplated by this Agreement (including, but not limited to, any rights of way, leasehold interests, easements, proofs of dedication and rights necessary for Pathnet to perform its obligations hereunder without any Interference, provided that prevention of such Interference is within the reasonable control of Incumbent) free and clear of all Encumbrances of any kind or character, except (i) liens for current taxes not yet due and payable, (ii) Encumbrances securing taxes, assessments, governmental charges or levies or the Encumbrances of materialmen, carriers, landlords and like persons, all of which are not yet due and payable and (iii) minor Encumbrances of a character that do not substantially impair the assets or properties of such Party or which will not have a Material Adverse Effect on such Party.

            13.1.7 Labor Matters. Such Party has complied in all material respects with all applicable Federal, state and local laws and ordinances relating to the employment of labor, including the provisions thereof relating to wages, hours, employee benefit plans and the payment of social security taxes, and is not liable for any arrears of wages or any tax related thereto (except for currently accrued and unpaid wages and except for currently accrued withholding, payroll, unemployment and social security taxes payment of which is not overdue) or penalties for failure to comply with any of the foregoing, and neither has received a notice to the contrary from any Governmental Authority.

            13.1.8 No Discrimination. Such Party currently subscribes and offers and will continue to subscribe and offer to all customers, employees, licensees, and invitees the opportunity to obtain all the goods, services, accommodations, advantages, facilities and privileges of such Party without discrimination because of race, creed, color, sex, age, national origin or ancestry, in accordance with all applicable Federal, state, and local laws relating to equal opportunity and discrimination.

            13.1.9 Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PATHNET NOR INCUMBENT MAKES ANY OTHER EXPRESS WARRANTY AND THERE ARE NO IMPLIED WARRANTIES WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT. PATHNET AND INCUMBENT HEREBY DISCLAIM THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

      13.2 Representations and Warranties of Pathnet.

            13.2.1 Services. Pathnet warrants (i) that the Services will be performed in a workmanlike manner and (ii) that it has or will obtain agreements or arrangements with its employees, agents and Subcontractors sufficient to allow it to provide Incumbent with the Services;

            13.2.2 Licenses. During the Term, Pathnet warrants that it shall maintain in good standing, to the extent permitted by law and required to operate the Initial System, all Microwave Radio Station Licenses in accordance with Section 10.1.1(c).

            13.2.3 Century Compliancy. Pathnet warrants that the Pathnet Software provided by Pathnet shall be century compliant meaning that the introduction of the Year 2000 as data to the Pathnet Software shall not cause the Pathnet Software to fail or function incorrectly.

      13.3 Representations and Warranties of Incumbent.

            13.3.1 Independent Investigation. Incumbent represents and warrants that it has independently investigated the potential for the success of Pathnet's ability to create, aggregate and sell Excess Capacity and has not relied upon any inducements or representations of Pathnet or its agents, other than those contained in this Agreement.

SECTION 14. DELIVERIES

      14.1 Deliveries by Incumbent. Incumbent shall provide to Pathnet the items as set forth in Schedule P.

      14.2 Deliveries by Pathnet. Pathnet shall provide to Incumbent the items as set forth in Schedule Q.

SECTION 15. INDEMNIFICATION

       15.1 Indemnification by Incumbent. Incumbent agrees to indemnify, defend and hold harmless Pathnet and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

            (a) any claims resulting from the infringement by Incumbent, its Affiliates or Subcontractors of any patent, trade secret, copyright or other proprietary rights alleged to have occurred as a result of the use of systems, software, or other resources provided by Pathnet to Incumbent in violation of any applicable licenses or the terms of this Agreement.

            (b) any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of Incumbent set forth in this Agreement.

            (c) the liability of Pathnet for (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law) or (iii) any fines, penalties, taxes, claims, demands, charges, actions, causes of action, assessments, environmental response costs, environmental penalties, injunctive obligations to the extent caused by, arising out of, or in any way incidental to, or in connection with, actions or omissions or willful misconduct of Incumbent, its employees, Subcontractors or agents.

      15.2 Indemnification by Pathnet. Pathnet agrees to indemnify, defend and hold harmless Incumbent and its Affiliates and their respective officers, directors, employees, agents, successors and assigns from and against any and all Losses and threatened Losses arising from, in connection with, or based on allegations of, any of the following:

            (a) except as set forth in Section 15.1(a), any claims of infringement of any patent, trade secret, copyright or other proprietary rights alleged to have occurred because of systems, software or other resources provided by Pathnet to Incumbent.

            (b) any claims arising out of the untruth, inaccuracy or breach of any representation or warranty of Pathnet set forth in this Agreement.

            (c) the liability of Incumbent for (i) any personal injury, disease or death of any person, (ii) damage to or loss of any property, money damages or specific performance owed to any third party (by contract or operation of law) or (iii) any fines, penalties, taxes, assessments, environmental response costs, environmental penalties or injunctive obligations to the extent caused by, arising out of, or in connection with, actions or omissions or willful misconduct of Pathnet, its employees, Subcontractors or agents.

            (d) the liability of Incumbent arising out of any or all obligations to or contracts with customers to purchase Excess Capacity.

            (e) any claims (including, but not limited to, claims for personal injury, property damage and fines, environmental response costs, and environmental penalties) relating to or arising out of any Hazardous Material physically brought, kept, used, discharged or emitted on any of Incumbent's Sites or Facilities by Pathnet, to the extent caused by, arising out of, or in connection with, any actions or omissions of Pathnet, its employees, Subcontractors or agents; in such event Pathnet shall bear the expense of and cause to be performed any cleanup or other remedial action to return the Leased Premises to their prior state and to comply with any environmental laws and regulations.

      15.3 Indemnification Procedures. With respect to any third party claims the following procedures shall apply:

            (a) Notice. Promptly after receipt by an entity entitled to indemnification under Section 15.1 or Section 15.2 of notice of the commencement or threatened commencement of any civil, criminal, administrative or investigative action or proceeding involving a claim in respect of which the indemnitee will seek indemnification pursuant to any such Section, the indemnitee shall notify the indemnitor of such claim in writing. No failure to so notify an indemnitor shall relieve it of its obligations under this Agreement except to the extent that it can demonstrate damages attributable to such failure. Within fifteen (15) days following receipt of written notice from the indemnitee relating to any claim, but no later than ten (10) days before the date on which any response to a complaint or summons is due, the indemnitor shall notify the indemnitee in writing if the indemnitor elects to assume control of the defense and settlement of that claim (a "Notice of Election").

            (b) Procedure Following Notice of Election. If the indemnitor delivers a Notice of Election relating to any claim within the required notice period, the indemnitor shall be entitled to have sole control over the defense and settlement of such claim; provided that, (i) the indemnitee shall be entitled to participate in the defense of such claim and to employ counsel at its own expense to assist in the handling of such claim, and (ii) the indemnitor shall obtain the prior written approval of the indemnitee before entering into any settlement of such claim or ceasing to defend against such claim. After the indemnitor has delivered a Notice of Election relating to any claim in accordance with the subsection
      (a) above, the indemnitor shall not be liable to the indemnitee for any legal expenses incurred by the indemnitee in connection with the defense of that claim. In addition, the indemnitor shall not be required to indemnify the indemnitee for any amount paid or payable by the indemnitee in the settlement of any claim for which the indemnitor has delivered a timely Notice of Election, if such amount was agreed to without the written consent of the indemnitor.

            (c) Procedure Where No Notice of Election Is Delivered. If the indemnitor does not deliver a Notice of Election relating to any claim within the required notice period, the indemnitee shall have the right to defend the claim in such manner as it may deem appropriate, at the cost and expense of the indemnitor. The indemnitor shall promptly reimburse the indemnitee for all such costs and expenses.

       15.4 Subrogation. In the event that an indemnitor shall be obligated to indemnify an indemnitee pursuant to Section 15.1 or Section 15.2, the indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the indemnitee with respect to the claims to which such indemnification relates.

SECTION 16. LIABILITY

      16.1 Liability Generally. Subject to the specific provisions of this
Section 15, it is the intent of the Parties that each Party shall be liable to the other Party for any actual damages incurred by the Non-Breaching Party as a result of the Breaching Party's failure to perform its obligations in the manner required by this Agreement and failure to cure such nonperformance as set forth in Section 17.1.2.

      16.2 Liability Restrictions.

            (a) SUBJECT TO SUBSECTION (b) BELOW, IN NO EVENT, WHETHER IN CONTRACT OR IN TORT (INCLUDING BREACH OF WARRANTY, NEGLIGENCE AND STRICT LIABILITY IN TORT), SHALL A PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT OR CONSEQUENTIAL, EXEMPLARY, PUNITIVE OR SPECIAL DAMAGES EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE.

            (b) The limitations set forth in subsection (a) shall not apply with respect to: (i) damages occasioned by the willful misconduct or gross negligence of a Party, (ii) damages occasioned as a result of the indemnification obligations set forth in Section 15 to the extent any third party shall be awarded such damages explicitly excluded in Section 16.2(a), (iii) damages occasioned by improper or wrongful termination of this Agreement or (iv) damages occasioned by a violation of Section 12.1 of this Agreement.

            (c) Each Party shall have a duty to mitigate damages for which the other Party is responsible.

            (d) Each Party shall be liable to the other Party for any actual damages as set forth in Section 16.1 only if, and to the extent that the aggregate of all losses arising from or in connection with any such failure to perform obligations in the manner required by this Agreement exceeds one thousand dollars ($1,000).

      16.3 Force Majeure. No Party shall be liable for any breach, default or delay in the performance of its obligations under this Agreement (i) if and to the extent such default or delay is caused, directly or indirectly, by: fire, flood, earthquake, elements of nature or acts of God, riots, civil disorders, rebellions or revolutions in any country, changes in Requirements of Law relating to the System or to the sale of Excess Capacity, or any other cause beyond the reasonable control of such Party (a "Force Majeure Event"), (ii) provided the non-performing Party is without fault in causing such breach, default or delay, and such breach, default or delay could not have been prevented by reasonable precautions and cannot reasonably be circumvented by the non-performing Party through the use of alternate sources, work around plans or other means.

SECTION 17. INFORMAL DISPUTE RESOLUTION; ARBITRATION

      17.1 Informal Dispute Resolution.

            17.1.1 Role of Program Manager. In the event Incumbent has a dispute, controversy or other complaint relating to Pathnet's performance of Pathnet's rights and obligations under this Agreement, Incumbent shall have the right to first contact the Program Manager to resolve such dispute, controversy or other complaint. If Incumbent is not satisfied with the resolution provided by the Program Manager, Incumbent may resort to the arbitration procedures set forth in this Section 17.

            17.1.2 Notice of Breach, Cure and Remedies. In the event of a material breach by either Pathnet or Incumbent (the "Breaching Party"), the other Party (the "Non-Breaching Party") shall send by certified mail a written notice of such material breach to the Breaching Party setting forth the specific allegations of such breach. Upon receipt of the notice of breach, the Breaching Party shall have thirty (30) days to cure such breach. In the event the Breaching Party fails to cure such breach, as determined by the Non-Breaching Party in its sole discretion, or the Breaching Party determines, in its sole discretion, that it has cured such breach, either the Breaching Party or the Non-Breaching Party may invoke the arbitration procedures set forth in Section 17.2 to resolve whether such breach has been cured.

      17.2 Arbitration.

            17.2.1 Arbitration; Resolution of Disputes. Subject to Section 17.1, any and all disputes and controversies between Incumbent and Pathnet concerning the negotiation, interpretation, performance, breach or termination of this Agreement (each a "Dispute") shall be subject to resolution as set forth in this Section 17.

            17.2.2 Settlement Discussions. Subject to Section 17.1, the Parties shall first attempt to resolve any Dispute through amicable settlement discussions and each Party shall bear its own costs of such settlement discussions. Each Party hereby agrees to use good faith efforts to reach a settlement through such amicable settlement discussions. Any Dispute shall first be referred to the appropriate project managers of both parties for settlement discussions. Should such managers be unable to agree upon a solution, the Dispute shall be submitted successively to the next higher level of management at each company for resolution. If the persons at the highest appropriate level of each company cannot agree on a resolution or if the informal resolution process lasts for more than ninety (90) days, either Party shall be entitled to pursue any of its available remedies through Arbitration in accordance with Section 17.2.3.

            17.2.3 Referral to Binding Arbitration. In the event the Parties fail to reach a settlement of the Dispute pursuant to settlement discussions in accordance with Section 17.2.2, each Party shall have the right, but not the obligation, to refer such Dispute for final resolution by binding arbitration in accordance with the commercial arbitration rules (the "Arbitration Rules") of the American Arbitration Association (the "Arbitration Association").

            17.2.4 Binding Effect. The Parties acknowledge and agree that (i) the award in any arbitration shall be final, conclusive and binding on the Parties and (ii) any such arbitration


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

      award be a final resolution of the Dispute between the Parties to the same extent as a final judgment of a court of competent jurisdiction.

            17.2.5 Use of Courts and Other Legal Remedies. Each Party covenants and agrees that it shall not resort to any court for legal remedies concerning any Dispute other than to enforce a final decision by the arbitrators or for preliminary, interim or provisional equitable relief in aid of arbitration.

      17.2.6 Arbitration Process.

            (a) Notice. If the Parties cannot resolve a Dispute to their mutual satisfaction pursuant to Section 17.2.2, either Party may deliver to the other Party a written notice in accordance with the Arbitration Rules.

            (b) Site and Arbitration Tribunal. Absent agreement to the contrary by the Parties, the arbitration will be conducted in Chicago, Illinois, by a panel of three (3) arbitrators with expertise in the fields of telecommunications engineering and construction, provided, however, in the case of particular witnesses not subject to subpoena at the designated hearing site, hearings may be held at any place designated by the arbitrators where such witnesses can be compelled to attend, and, with the consent of the Parties, before a single member of the arbitration tribunal. Within thirty (30) days after the filing of the notice of arbitration, each Party must select one (1) arbitrator and a third arbitrator will be selected by agreement of the two (2) arbitrators selected by the Parties. If either Party fails to select an arbitrator or there is no agreement on the selection of the third arbitrator, the Arbitration Association will select such arbitrators in accordance with Arbitration Rules.

            (c) Transcripts and Evidence. Both Parties shall cause a written transcript of all proceedings and testimony shall be kept and the cost of such transcript shall be borne equally by the Parties pending the final award. All documents that either Party proposes to offer in evidence, except for those objected to by the other Party, shall be deemed to be self-authenticating.

            (d) Applicable Law. The arbitrator shall determine the claims of the Parties and render their final award in accordance with the governing law of this Agreement as set forth in Section 18.5. Notwithstanding anything set forth in the Arbitration Rules to the contrary, the provisions of this
      Section 17 shall govern any arbitration proceeding brought in relation to this Agreement or the transactions contemplated thereby.

            (e) Sanctions. The Parties acknowledge that, in addition to any other remedy allowed or specified in or under the Arbitration Rules, the failure of a Party to comply with any interim, partial or interlocutory order, after due notice and opportunity to cure such non-compliance, may be treated by the arbitrators as a default and all or some of the claims or defenses of the defaulting Party may be stricken and partial or final award entered against such Party, as determined by the arbitrators in their sole discretion, sanctions as such arbitrators deem appropriate.


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

            (f) Limitation on Awards. Except as provided in Section 16.2(b), Arbitrators may not award (i) incidental, consequential or punitive damages in the resolutions of any Dispute and the Parties hereby waive all rights to and claims for monetary awards other than compensatory damages,
      (ii) the right to terminate this Agreement or any of the rights and obligations hereunder, or (iii) any other right or remedy that contravenes the terms and conditions of this Agreement.

            (g) Period of Limitations. In the event the Party claiming a Dispute does not institute binding arbitration within four (4) years after the commencement of settlement discussions pursuant to Section 17.2.2, such Party shall forever be barred from bringing a claim on the specific subject matter of such Dispute.

            (h) Arbitration Award. Any arbitration award must be in writing and must contain findings of fact and conclusions of law upon which the arbitrators relied in making the decision relating to such award.

            (i) Attorneys' Fees. The arbitrator shall award the reasonable cost, including attorneys' fees, to the prevailing Party.

SECTION 18. MISCELLANEOUS

      18.1 Notices. All notices pertaining to disputes arising from this Agreement shall be directed to a corporate entity or employee designated by the signatories as having full rights and responsibilities to address such issues. Notices under this Agreement shall be sufficient only if personally delivered by a commercial prepaid delivery or courier service or mailed by certified or registered mail, return receipt requested to a Party at its address set forth below or as amended by notice pursuant to this Section 18.1. If not received sooner, notice by mail shall be deemed received five (5) Business Days after deposit in the U.S. mail. All notices shall be delivered as follows:

             If to Pathnet:

                   Michael A. Lubin, Esquire
                   Vice President and General Counsel
                   Pathnet, Inc.
                   1015 31st Street, NW
                   Washington, DC 20007
                   Tel: 202.625.7284
                   Fax: 202.625.7369

             If to Incumbent:

                   Alan P. Severance
                   Manager, Network Services
                   Northern Indiana Public Service Co.
                   5265 Hohman Avenue
                   Hammond, Indiana 46320-1775
                   Tel: (219) 647-4300
                   Fax: (219) 647-4010


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

      18.2 Binding Nature; Entire Agreement. Pathnet and Incumbent acknowledge that (i) each has read and understands the terms and conditions of this Agreement and agrees to be bound by such terms and conditions, (ii) this Agreement shall be binding on each of Pathnet and Incumbent and their respective successors and assigns, (iii) this Agreement is the complete and conclusive statement of the agreement between the Parties, (iv) this Agreement supersedes any and all prior agreements and arrangements between the Parties and all understandings and agreements, oral and written, heretofore made between Incumbent and Pathnet are merged in this Agreement which alone, fully and completely expresses their agreement on the subject matter of this Agreement and
(v) this Agreement sets forth the entire agreement on the subject matter hereof.

      18.3 Amendment. No modifications of, additions to or waiver of this Agreement shall be binding upon Incumbent or Pathnet unless such modification, addition or waiver is in writing and signed by an authorized representative of each Party.

      18.4 Severability. If any term or provision of this Agreement shall to any extent be held by a court or other tribunal to be invalid, void or unenforceable, then such term or provision shall be inoperative and void insofar as it is in conflict with the law, but the remaining terms and provisions of this Agreement shall nevertheless continue in full force and effect and the rights and obligations of the Parties shall be deemed to be restated to reflect as nearly as possible the original intentions of the Parties in accordance with applicable law.

      18.5 Governing Law. This Agreement, and the rights and obligations of the Parties hereunder, shall be governed and interpreted in accordance with the laws of the State of Indiana (other than the choice of law rules thereof).

      18.6 Survival. Any provision of this Agreement which completes performance or observance subsequent to any termination or expiration of this Agreement shall survive such termination of expiration and continue in full force and effect.

      18.7 Assignment. At any time and from time to time, Pathnet shall have the right to assign this Agreement or any of Pathnet's rights and obligations under this Agreement; provided that in no event shall any such assignment relieve Pathnet of its obligations under this Agreement. Incumbent may not or shall not have the right to assign this Agreement or any of its rights and obligations hereunder without the prior written consent of Pathnet, which consent shall not be unreasonably withheld; provided, however, Incumbent may assign its right and obligations, in whole but not in part, under this Agreement without the approval of Pathnet, to any entity which acquires all or substantially all of the assets of Incumbent or to any subsidiary, Affiliate or successor in a merger or consolidation of Incumbent; provided, that in no event shall any such assignment relieve Incumbent of its obligations under this Agreement.

      18.8 Waiver. Failure or delay on the part of Incumbent or Pathnet to exercise any right, power or privilege under this Agreement shall not constitute a waiver of any right power or privilege of this Agreement.

      18.9 Recordation. Each Party hereby acknowledges that this Agreement may be subject to recordation and the costs, fees or expenses associated with any such recordation shall be borne by the recording Party.


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

      18.10 Good Faith Renegotiation. Notwithstanding anything set forth herein to the contrary, the Parties hereby agree that in the event a Governmental Authority issues a decision, order, rule or other rulemaking of any kind, which necessitates any modification or amendment to this Agreement, the Parties shall negotiate in good faith to modify or amend this Agreement to comply with such decision, order, rule or other rulemaking.

      18.11 Confidential Terms and Conditions. Neither Party shall disclose, except as required by law, the terms and conditions of this Agreement to any third party without the prior written consent of the other Party; provided Pathnet shall have the right to (i) disclose the terms of this Agreement to any equity owner, debt provider, lender, or other creditor, any potential purchaser or customer of excess capacity, any potential party to a merger or acquisition, any third party service provider under this Agreement or any of their attorneys, consultants or financial advisors and (ii) disclose the existence of this Agreement without disclosing the terms thereof.

      18.12 Incumbent's Designated Representative. Incumbent shall on the Effective Date designate in writing a representative who shall have express authority to bind Incumbent with respect to all matters requiring Incumbent's approval or authorization in connection with this Agreement (the "Incumbent Representative"). Such Incumbent Representative shall have the authority to make decisions and grant any and all consents required under this Agreement on behalf of Incumbent and Pathnet shall be entitled to rely on any such decision or consent by the Incumbent Representative.

      18.13 Outsourcing. In addition to, and not in place of, any rights of Pathnet under this Agreement, Pathnet shall have the right, with prior notice to Incumbent, to engage third party Subcontractors to perform any or all of the Services or Pathnet's rights and obligations under this Agreement. Incumbent shall have the limited right to prevent Pathnet from engaging such Subcontractor to provide any or all of the Services in the event such Subcontractor: (i) has demonstrated financial instability to Incumbent in the past or (ii) has been or is currently in litigation with Incumbent. In the event that Pathnet hires Subcontractors to carry out any of its responsibilities hereunder, Pathnet shall advise each Subcontractor of the confidentiality obligations for Proprietary Information under Section 12.2 and use commercially reasonable efforts to cause, prior to performance, each such Subcontractor to agree to maintain the confidentiality of the Proprietary Information on terms substantially similar to the terms applicable to Pathnet.

      18.14 Union and Labor Relations. With respect to any services performed pursuant to this Agreement, Incumbent shall ensure all such services comply with all applicable labor or union-related agreements, regulations and ordinances and shall not require Pathnet to join any union or other labor organization as a condition to performing services contemplated by this Agreement.


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

      18.15 Execution of an Amended Schedule B. In the event that both Incumbent and Pathnet elect to add additional Segments to the System, each of Incumbent and Pathnet shall execute and deliver an "Amended Schedule B" setting forth (i) the additional paths, sites and specific location information of the additional Segment or Segments and (ii) the rent Pathnet shall pay to Incumbent for such additional Segment (thereby amending Section 5.2 with respect to such additional Segment; provided, however, Section 5.2 shall remain in full force and effect with respect to Segments A and B or any other existing Segment). Pathnet's and Incumbent's rights and obligations under this Agreement will commence with respect to such additional Segment or Segments on the date of execution of such Amended Schedule B by both Parties which date shall be deemed the "Effective Date" with respect to such Segment for purposes of this Agreement and each reference to Schedule B in this Agreement shall be deemed to refer to such Amended Schedule B.

      IN WITNESS WHEREOF, the Parties hereto have executed this Agreement, as of the date first written above.

                                     PATHNET, INC.

                                     By: /s/ Dave Schueffi
                                        -----------------------------
                                     Name: Dave Schueffi
                                     Title: Chairman


                                     NORTHERN INDIANA PUBLIC SERVICE
                                     COMPANY

                                     By: /s/ Robert J. Schacht
                                        -----------------------------
                                     Name: Robert J. Schacht
                                     Title: VP, Energy Distribution Operations


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